PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
LARGECAP VALUE ACCOUNT III

AGREEMENT executed as of the 1st day of October, 2008, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called
"the Manager"), and ALLIANCEBERSTEIN L.P. (formerly known as ALLIANCE
CAPITAL MANAGEMENT, L.P.), a
Delaware limited partnership (hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Account of the Principal Variable Contracts Funds, Inc., (the "Fund"), an open-end management investment company
registered under the Investment Company Act of 1940, as amended (the "1940
Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for the LargeCap Value
Account of the Fund (hereinafter called the "Account"), which the Manager has
agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or
authenticated of each of the following and will promptly provide the Sub-
Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the
 Fund relating to obligations and services provided by the Sub-
Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for
investment and reinvestment of the securities and other assets of the Account, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and
on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the
Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the
Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Account.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate
 committee of such Board), and revise from time to time as
economic conditions require,
 a recommended investment program for the Account consistent with the Account's investment objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and
 sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or
 any tax considerations, subject always to the provisions of the
Fund's Articles of Incorporation and By-laws, the requirements of the 1940 Act, as each of the same shall
 be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of
 Directors, and any appropriate committees of such Board,
regarding the general
 conduct of the investment business of the Account.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and
 Exchange Commission thereunder and the Account's investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the
 Board of Directors may reasonably deem appropriate in order to enable it to determine
 that the investment policies, procedures and approved investment program of the
 Account are being observed.

(g) Upon request, provide assistance and recommendations for the determination of the
 fair value of certain securities when reliable market quotations are not readily available
 for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of
Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Account.

(i) Open accounts with broker-dealers and futures commission merchants ("broker-
 dealers"), select broker-dealers to effect all transactions for the Account, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers),
 and negotiate commissions, if applicable. To the extent
consistent with applicable law, purchase or sell orders for the
Account may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event
allocation of

securities so sold or purchased, as well as the expenses
incurred in the transaction, will
be made by the Sub-Advisor in the manner the Sub-Advisor
considers to be the most equitable and consistent with its
fiduciary obligations to the Fund and to other clients.
The Sub-Advisor will report on such allocations at the request of the Manager, the Fund
or the Fund's Board of Directors providing such information as the number of
aggregated trades to which the Account was a party, the broker-
dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The
Sub-Advisor shall use its best efforts to obtain execution of transactions for the Account
at prices which are advantageous to the Account and at
commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other
services
or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another
broker or dealer would have charged for effecting that
transaction if the Sub-Advisor determines
in good faith that such amount of commission is reasonable in relation to the value of
the brokerage and research products and/or services provided by such broker or
dealer. This determination, with respect to brokerage and
research products and/or services, may be viewed in terms of either that particular transaction or the overall
responsibilities which the Sub-Advisor and its affiliates have with respect to the Account  as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the
Account. In addition, joint repurchase or other accounts may not be utilized by the Account except
to the extent permitted under any exemptive order obtained by the Sub-Advisor
provided that all conditions of such order are complied with.

(j) Maintain all accounts, books and records with respect to the
Account as are required of
 an investment advisor of a registered investment company
pursuant to the 1940 Act
 and Investment Advisor's Act of 1940 (the "Investment Advisor's
Act"), and the rules thereunder, and furnish the Fund and the
Manager with such periodic and special
 reports as the Fund or Manager may reasonably request.  In
compliance with the requirements of Rule 31a-3 under the 1940
Act, the Sub-Advisor hereby agrees that all records that it
maintains for the Account are the property of the Fund, agrees to
 preserve for the periods described by Rule 31a-2 under the 1940
Act any records that it maintains for the Account and that are required to be maintained by Rule 31a-1 under
 the 1940 Act, and further agrees to surrender promptly to the
Fund any records that it maintains for the Account upon request by the Fund or the Manager.  The Sub-Advisor
 has no responsibility for the maintenance of Fund records except insofar as is directly related to the services provided to the
Account.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.
 The Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment
 to the Sub-Advisor's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Account, all in such
detail as the Manager or the Fund may reasonably request.  The
Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at  the Fund's principal place of business on due notice to review the investments of the

Account.

(m) Provide such information as is customarily provided by a sub-
advisor and may be
 required for the Fund or the Manager to comply with their
respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the
"Code"), the 1940 Act, the Investment Advisers Act, the
Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation
thereunder.  Sub-Advisor will advise Manager of any changes in
Sub-
 Advisor's general partners within a reasonable time after any such change.

(n) Perform quarterly and annual tax compliance tests to monitor the
Account 's compliance with Subchapter M of the Code and Section
817(h) of the Code, subject to receipt of
 such additional information as may be required from the Manager and provided in accordance with Section 10(d) of this Agreement.
 The Sub-Advisor shall notify the Manager immediately upon
having a reasonable basis for believing that the Account
 has ceased to be in compliance or that it might not be in
compliance in the future.  If it is determined that the Account is not in compliance with the requirements noted above,
 the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the Account back into compliance (to the extent possible) within the time permitted under
 the Code.

    3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with
any other investment advisory firm that provides investment advisory services to any
investment company sponsored by Principal Life Insurance Company regarding transactions
for the Fund in securities or other assets.

    4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Account, the Manager shall pay the compensation specified in Appendix A to this Agreement.  Brokerage services provided to the Account by the
Sub-Advisor's affiliate, Sanford C. Bernstein & Co., LLC ("SCB
LLC"), are not within the scope of
 the duties of the Sub-Advisor under this Agreement.  Subject to the requirements of
applicable law and any procedures adopted by the Fund's board of directors, SCB LLC may receive brokerage commissions, fees or other remuneration from the Account for these services in addition to the sub-advisory fees, for services under this Agreement.

    5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall
be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager
or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Account or
as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement and/or any insurance laws and rules, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

    6. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its
obligations under this Agreement for the provision of certain personnel and facilities to the
Sub-Advisor, subject to written notification to and approval of the
Manager and, where
required by applicable law, the Board of Directors of the Fund.

    7. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction
over the services provided pursuant to this Agreement any
information, reports or other
material which any such body may request or require pursuant to applicable laws and regulations.

    8. Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the
date of its approval by a majority of the Board of Directors of the
Fund, including approval by the vote of a majority of the Board of
Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person
at a meeting called for the purpose of voting on such approval or
(iii) if required by the 1940
Act, the date of its approval by a majority of the outstanding voting securities of the Account.
It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a
vote of a majority of the outstanding voting securities of the
Account and in either event by a vote of a majority of the Board of
Directors of the Fund who are not interested persons of the Manager,
Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Account fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will
continue to act as Sub-Advisor with respect to the Account pending the required approval of
the Agreement or its continuance or of any contract with the Sub-
Advisor or a different
manager or sub-advisor or other definitive action; provided, that the compensation received
by the Sub-Advisor in respect to the Fund during such period is in compliance with Rule
15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the
Board of Directors of the Fund or by the Sub-Advisor, the Manager or
by vote of a majority of the outstanding voting securities of the
Account on sixty days written notice. This Agreement shall
automatically terminate in the event of its assignment. In
interpreting the provisions of
this Section 8, the definitions contained in Section 2(a) of the
1940 Act (particularly the definitions of "interested person,"
"assignment" and "voting security") shall be applied.

    9. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by
the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of  the holders of a majority of the outstanding voting securities of the Account and by vote of a majority of the Board of Directors of the Fund who are not
interested persons of the
Manager, the Sub-Advisor, Principal Life Insurance Company or the
Fund cast in person at a meeting called for the purpose of voting on such approval.

    10. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as
(b) are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The
(c) captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or
otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be
Principal Financial Group, Des Moines, Iowa 50392-0200, and the
address of the Sub-Advisor shall be 1345 Avenue of he Americas,
New York, NY 10105.  ATTN:  Michael Hart.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of
 the following events:

(1) the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is
 required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice
of any action, suit,
 proceeding, inquiry or investigation, at law or in equity,
before or by any court, public board or body, involving the
affairs of the Account.

(d) The Manager shall provide (or cause the Account custodian to provide) timely
 information to the Sub-Advisor regarding such matters as the composition of the assets
 of the Account, cash requirements and cash available for
investment in the Account, and
 all other reasonable information as may be necessary for the Sub-
Advisor to perform its duties and responsibilities hereunder.

(e) This Agreement contains the entire understanding and
agreement of the parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J Beer
 Michael J. Beer, Executive Vice
President and
 Chief Operating Officer

ALLIANCEBERNSTEIN L.P.

By /s/ Louis T Mangan
 Louis T. Mangan, Assistant
Secretary

APPENDIX A

The Sub-Advisor shall serve as investment sub-advisor for the Account.
The Manager will pay
the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-
Advisor Percentage Fee"):

Sub-Advisor's Fee As A Percentage of Average Daily Net Assets

                                               0.23% for the first $300
million of average daily net assets
                                               0.20% of the average
daily net assets thereafter

In calculating the fee for the Account on or after July 1, 2004, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal
Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the
Account, will be combined (together, the "Aggregated Assets").  The fee charged for the assets in the Account shall be determined by calculating a fee on
the value of the Aggregated Assets and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the Account and the denominator of which is the amount of the Aggregated Assets.

The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily
fee accruals shall be paid monthly to the Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the
Account as determined in accordance with the Account's prospectus and statement of additional information as of the close of business on the previous business day on which the Account was open for business.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for
the period from the effective date to the end of such month or from the beginning of such month to
the date of termination, as the case may be, shall be prorated according to the proportion which
such period bears to the full month in which such effectiveness or termination occurs.

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